Exhibit 99.1

NEWS FROM SEI

For Immediate Release

Contact:	Larry Wexler
Company:	SEI
Voice:	610.676.1440
E-mail:	lwexler@seic.com
Pages:	1

SEI INVESTMENTS DECLARES $.11 PER SHARE DIVIDEND

Oaks, PA, December 14, 2005 – The Board of Directors of SEI Investments Company (NASDAQ:SEIC) today declared a dividend of $.11 (eleven cents) per share. The cash dividend will be payable to shareholders of record on January 3, 2006, with a payment date of January 20, 2006.

In addition, on December 14, 2005, the Compensation Committee of the Board of Directors of SEI Investments Company (the “Company”) recommended and the Company’s Board of Directors approved the acceleration of vesting of all out-of-the-money unvested options to purchase shares of common stock of the Company with an exercise price greater than $38.55, the current closing price of the Company’s common stock, held by current employees, executive officers and directors of the Company. Executives are required to sign a lock-up agreement that required them not to sell, transfer or dispose of any shares until such time as those shares would otherwise have been issuable upon exercise of the stock options pursuant to the original vesting terms, subject to certain exceptions. Approximately 4.5 million options with exercise prices ranging between $41.45 and $50.00 will become immediately exercisable. The other terms of the accelerated options remain unchanged. The acceleration of vesting of these out-of-the money options is being undertaken primarily to eliminate any future compensation expense the Company would otherwise recognize in its income statement with respect to these options with the implementation of the Financial Accounting Standard Board (FASB) statement “Share-Based Payment” (FAS 123R) effective for the Company on January 1, 2006. The accelerated vesting is expected to reduce future compensation expense to be recognized in our income statement by approximately $46.3 million.

About SEI

SEI (NASDAQ:SEIC) is a leading global provider of asset management services and investment technology solutions. The company’s innovative solutions help corporations, financial institutions, financial advisors, and affluent families create and manage wealth. As of the period ending September 30, 2005, through our subsidiaries and partnerships in which we have a significant interest, SEI administers $321.7 billion in mutual fund and pooled assets, manages $138.5 billion in assets, and operates 22 offices in 12 countries. For more information, visit www.seic.com.